Exhibit 99.1
March 7, 2011
As you are aware, we announced on March 3rd that the parent companies of PHS and Correctional Medical Services (CMS) are in the process of joining together. Combining our businesses will bring a tremendous number of advantages to the clients we serve in the correctional healthcare field. Together, we will still be the industry leaders, but on one really great team — with best-in-class experience, staffing depth, best practices and leadership on a solid financial platform.
We realize that many of you will have questions about this transaction. As explained in the town hall meeting at Corporate and the letter being delivered to all employees we have developed an outlet containing information and answers to frequently asked questions on the ASG website. This website will allow you to ask additional questions that will be reviewed and sorted for common themes. Once reviewed, we will answer these questions, to the extent that we are able, on the website within a couple of days. So make sure to check back often for additional information.
Please visit: www.asgr.com and click on the button that says “Click Here for News on the Transaction.”
I realize this can be a stressful time for you and your families. I pledge to you that we will continue to communicate with you any and all information that we legally can. Please continue to talk with your supervisor and ask questions if you have concerns.
I look forward to sharing this exciting time with you.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.